Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-212375 and 333-196432 on Form S-8, Registration Statement No. 333-194770 on Form S-3, Registration Statement No. 333-220840 on Form S-4, and Registration Statement No. 333-211114 on Form S-3ASR of our reports dated February 22, 2019, relating to (1) the consolidated financial statements of CyrusOne Inc. (which report expresses an unqualified opinion, and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Account Standards Update No. 2016-01, Financial Instruments - Overall (Subtopic 825-10)), and (2) the effectiveness of CyrusOne Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CyrusOne Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 22, 2019